EXHIBIT 1.01

Investor Relations	Media Relations

Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Included in 2010 Supply & Demand Chain Executive

Top 100

Marks Third Consecutive Year of Recognition for CDC Software Solutions in this Prestigious Listing

SHANGHAI, ATLANTA, June 09, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of hybrid enterprise software applications and services, today announced it has been included in the Supply & Demand Chain Executive 100, marking the third consecutive year of recognition in this prestigious listing.

Editors of Supply & Demand Chain Executive selected CDC Software based on this year’s theme: “Supply Chain: Back to Basics and Beyond - In Search of the Roots of Supply Chain Excellence.”

Specifically, CDC Supply Chain order management and supply chain execution solutions, and CDC Factory manufacturing operations management solutions, were recognized for helping customers achieve supply chain excellence and prepare for post-recessionary growth.

“As the economy makes tentative steps toward recovery and growth, our readers are turning to Supply & Demand Chain Executive to learn about solutions and best practices for enabling business expansion through supply chain excellence,” said Andrew K. Reese, editor of Supply & Demand Chain Executive. “With this year’s Supply & Demand Chain Executive 100, we highlight a broad range of supply chain solution and service providers that are helping to position their customers for the ‘New Normal’ economic environment.”

“We are honored CDC Software and its supply chain and factory floor software solutions were recognized by Supply & Demand Chain Executive,” said Bruce Cameron, president of CDC Software. “Our solutions help enterprises increase capacity while operating under low cost conditions. This enables enterprises to make better strategic decisions and respond faster to the changing demand-driven supply chain. CDC Supply Chain and CDC Factory promote going back to basics, which we believe is a winning strategy for enterprises that need agility in their supply chains to flourish in the post recessionary environment.”

About Supply & Demand Chain Executive

Supply & Demand Chain Executive is the executive’s user manual for successful supply and demand chain transformation, utilizing hard-hitting analysis, viewpoints and unbiased case studies to steer executives and supply management professionals through the complicated, yet critical, world of supply and demand chain enablement to gain competitive advantage. For more information on Supply & Demand Chain Executive, please visit www.SDCExec.com, which is not part of this press release.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture, CDC Software offers multiple delivery options for its solutions including on-premise, hosted, cloud-based Software as a Service - or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning, manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), global trade management, e-Commerce, human capital management, customer relationship management, complaint management and aged care .

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 8,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding beliefs about the utility of our products, our beliefs about a strategy of going back to basics and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; and (p) the risk that the preliminary financial results provided herein could differ from our actual results. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, including our Annual Report on Form 20-F filed with the SEC on June 1, 2010, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements that speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.